Exhibit 99.1

Aradigm Announces First Quarter 2014 Financial Results

Completion of Royalty Assignment Eliminates All Debt

Hayward, CA – May 14, 2014 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2014.

Total revenue was $6.6 million for the first quarter of 2014, compared with $0.3 million in revenue for the first quarter of 2013. The increase in revenue was due to the recognition of revenue from the Grifols collaboration arrangement as the Company is being reimbursed for Pulmaquin® project-related costs, as well as the revenue recognized from work being conducted under NIH grants.

Total operating expenses for the first quarter of 2014 were $7.5 million, compared with total operating expenses of $3.2 million for the first quarter of 2013. The increase in operating expenses was primarily due to higher R&D expenses from the preparation for the start of the Pulmaquin Phase III clinical trials which resulted in higher costs in contract manufacturing and testing as well as higher clinical trial expenses.

As of March 31, 2014, cash and cash equivalents totaled $41.7 million.

As had previously been disclosed, on March 4, 2014, the Company executed an Assignment Agreement that transferred the rights for all future royalty payments payable on sales of Zogenix, Inc.’s Sumavel* DosePro* to the royalty financing lenders, effective February 28, 2014, in full and complete satisfaction of the Company’s obligations under the loan agreement entered into in connection with the royalty financing. Under the Assignment Agreement, the parties agreed that the value of the Assigned Interest is $5.8 million. The Company valued the assignment of the royalty rights at $5.8 million, which was recorded as a gain on assignment royalty interests. The balance of the note payable and accrued interest extinguished in the transaction offset by deferred loan costs and unamortized debt discount as of the assignment date less the fair value of the royalty rights resulted in a gain from extinguishment of debt of $3.0 million. As a result of these one-time, non-cash gains the Company’s net income for the first quarter of 2014 was $7.8 million, or $0.01 per share, compared with a net loss of $3.3 million, or $0.01 per share, for the same period in 2013.

“With the completion of the assignment of future royalty rights for the Zogenix DosePro product to the lenders in the first quarter we have removed all debt from our balance sheet,” said Nancy E. Pecota, Aradigm’s Chief Financial Officer.

“I am very pleased that following the dosing of the first U.S. patient with Pulmaquin in our ORBIT-3 Phase III study last month, there are many more sites being activated in the U.S. and overseas. We anticipate that ORBIT-4 will be ready for enrollment before the end of Q2 2014,” said Igor Gonda, Aradigm’s Chief Executive Officer.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates addressing the treatment of non-CF BE, cystic fibrosis and prevention of respiratory and other diseases in tobacco smokers through smoking cessation. Aradigm is also developing Pulmaquin and a liposomal ciprofloxacin formulation as potential medications for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin for cystic fibrosis (CF) in the U.S. and the E.U., and liposomal ciprofloxacin and free ciprofloxacin for inhalation for the management of bronchiectasis in the U.S.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the payment of royalties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

*	Other names and brands may be claimed as the property of others.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2014	2013

Revenues	$6,631	$279

Operating expenses:
Research and development	5,796	1,984
General and administrative	1,651	1,220
Restructuring and asset impairment	6	7

Total operating expenses	7,453	3,211

Loss from operations	(822)	(2,932)

Interest income	2	2
Interest expense	(288)	(394)
Other income (expense), net	(1)	(1)
Gain on assignment of royalty interests	5,823	—
Gain from extinguishment of debt	3,041	—

Net income (loss)	$7,755	$(3,325)

Change in unrealized gains (losses) on available-for-sale securities	—	—

Comprehensive income (loss)	$7,755	$(3,325)

Basic and diluted net income (loss) per common share	$0.01	$(0.01)

Shares used in computing basic and diluted net income (loss) per common share	588,412	249,941

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2014 (Unaudited)	December 31, 2013 *
ASSETS
Current assets:
Cash and cash equivalents	$41,705	$48,131
Receivables	2,693	92
Restricted cash	250	—
Prepaid and other current assets	1,281	1,448

Total current assets	45,929	49,671
Property and equipment, net	493	400
Other assets	90	353

Total assets	$46,512	$50,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,565	619
Accrued clinical and cost of other studies	1,305	1,831
Accrued compensation	439	198
Deferred revenue	691	4,379
Facility lease exit obligation	174	168
Other accrued liabilities	326	82

Total current liabilities	4,500	7,277
Deferred rent	126	132
Facility lease exit obligation, non-current	254	297
Note payable and accrued interest	—	9,035
Shareholders’ equity	41,632	33,683

Total liabilities and shareholders’ equity	$46,512	$50,424

*	The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date.

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